- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the registrant /x/
Filed by a party other than the registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
/x/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            ------------------------

                        PHILLIPS-VAN HEUSEN CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                        PHILLIPS-VAN HEUSEN CORPORATION
- - --------------------------------------------------------------------------------
                    (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    /x/ $125 per Exchange Act rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         COMMON STOCK, PAR VALUE $1.00

     (2) Aggregate number of securities to which transactions applies:

         N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

         N/A

     (4) Proposed maximum aggregate value of transaction:

         N/A


   / / Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

- - ------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                        PHILLIPS-VAN HEUSEN CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The Annual Meeting of Stockholders of PHILLIPS-VAN HEUSEN CORPORATION (the 'Company'), a Delaware corporation, will be held at the Company's facility at 1001 Frontier Road, Bridgewater, New Jersey, on Tuesday, June 14, 1994, at 10:30 A.M., for the following purposes:

         (1) To elect four directors of the Company to serve for a term of three years;

         (2) To consider and act upon a proposal to approve certain amendments to the Company's Stock Option Plan to ensure that options granted under such plan qualify as 'performance-based compensation' under the Omnibus Budget Reconciliation Act of 1993;

         (3) To ratify the appointment of the auditors for the Company to serve until the next annual meeting of stockholders;

         (4) To consider and act upon a proposal of a stockholder to request the Board of Directors to take the steps necessary to provide that all directors of the Company be elected annually;

         (5) To consider and act upon a proposal of a stockholder to request the Board of Directors to redeem the outstanding rights to purchase the Company's Series A Cumulative Participating Preferred Stock unless they are approved by a majority of the outstanding shares of Common Stock; and

         (6) To consider and act upon such other matters as may properly come before the meeting.


     Only stockholders of record at the close of business on April 15, 1994 are entitled to vote at the meeting.

     Attendance at the meeting will be limited to holders of record of the Company's Common Stock or their proxies, beneficial owners having evidence of ownership, and guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership.

     You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

                                          By order of the Board of Directors,

                                          PAMELA N. HOOTKIN
                                          Secretary
New York, New York
May 5, 1994

    IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                        PHILLIPS-VAN HEUSEN CORPORATION

                            ------------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 14, 1994

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PHILLIPS-VAN HEUSEN CORPORATION (the 'Company') to be used at the Annual Meeting of Stockholders of the Company which will be held at the Company's facility at 1001 Frontier Road, Bridgewater, New Jersey, on Tuesday, June 14, 1994, at 10:30 A.M., and at any adjournments thereof.

     The principal executive offices of the Company are at 1290 Avenue of the Americas, New York, New York 10104. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was May 5, 1994.

     Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Stockholders vote at the annual meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker 'non-votes' are included in the determination of the number of shares present at the meeting for quorum purposes, but broker 'non-votes' are not counted in the tabulations of the votes cast on proposals presented to stockholders. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Stockholders of record at the close of business on April 15, 1994 will be entitled to one vote for each share then held. There were outstanding on such date 26,545,580 shares of the Common Stock of the Company (the 'Common Stock'). The Common Stock is the only outstanding class of voting stock of the Company.

     The rights to purchase shares of the Company's Series A Cumulative Participating Preferred Stock, which automatically trade with the Common Stock, do not vote. Such rights become exercisable, unless they theretofore have been redeemed or have expired, 10 days after a person or affiliated or associated group acquires 20% or more of the Common Stock in a transaction not previously approved by the Company's Board of Directors or commences a tender offer for 30% or more of the Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of April 15, 1994. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.

                                                        AMOUNT
NAME AND ADDRESS OF                                   BENEFICIALLY    PERCENT OF
BENEFICIAL OWNER                                        OWNED           CLASS
- - ------------------------------------                  ----------     -----------
Lawrence S. Phillips                                  1,838,530 1        6.9%
  2197 N.W. 60th Road
  Boca Raton, Florida 33496
The Phillips-Van Heusen Corporation                   1,503,742          5.7%
  Associates Investment Plan
  1290 Avenue of the Americas
  New York, New York 10104


- - ------------------
1 The shares beneficially owned by Mr. Phillips include 965,223 shares held in trust with respect to which he has sole voting and sole dispositive power, 85,000 shares held in trust with respect to which he has sole voting but no dispositive power and 34,270 shares which he has the right to acquire pursuant to presently exercisable options. In addition, Carol Phillips Green (Mr. Phillips' sister) beneficially owns 1,272,693 shares (4.8% of the class).

     The following table presents information with respect to the number of shares of Common Stock beneficially owned by each of the directors or nominees of the Company, the chief executive officer, the four most highly compensated executive officers of the Company other than the chief executive officer, and all of the directors and executive officers of the Company as a group as of April 15, 1994.

                                                   AMOUNT
                                                 BENEFICIALLY    PERCENT OF
NAME                                               OWNED 1         CLASS
- - -----------------------------------------------  ----------     -----------
Edward H. Cohen                                       6,078          *
Estelle Ellis                                        11,078          *
Joseph B. Fuller                                      1,245          *
Bruce J. Klatsky                                     62,588          *
Maria Elena Lagomasino                                  200          *
Bruce Maggin                                         23,578          *
Ellis E. Meredith                                     9,088          *
Steven L. Osterweis                                  14,078          *
Lawrence S. Phillips                              1,838,530          6.9%
Walter F. Rossi                                         500          *
William S. Scolnick                                   4,578          *
Allen E. Sirkin                                      17,626          *
Peter J. Solomon                                     28,078          *
Mark Weber                                           35,518          *
Irwin W. Winter                                      50,338          *
All directors and executive officers as a group
  (15 persons)                                    2,103,101          7.9%

- - ------------------
* Less than 1% of class.

1 The figures in the table are based on information furnished to the Company by the directors, nominees and executive officers. Except as otherwise indicated and except as set forth in footnote 1 to the preceding table, each of the directors, nominees and executive officers has sole voting and investment power with respect to the shares listed as owned by them.

     The figures in the foregoing table include 190 shares held by Bruce J. Klatsky's minor child and by Mr. Klatsky's wife as custodian for his minor child, as to which Mr. Klatsky has disclaimed beneficial ownership, 8,000 shares held by Bruce Maggin as custodian for his minor children, 790 shares held by Mr. Phillips' wife, as to which Mr. Phillips has disclaimed beneficial ownership, and 12,000 shares held in certain trusts for the benefit of the children of Peter J. Solomon, as to which Mr. Solomon has disclaimed beneficial ownership.

     The foregoing table also includes shares which the following directors and executive officers have the right to acquire within sixty days upon the exercise of options granted under the Company's stock option plans: Edward H. Cohen, 4,078 shares; Estelle Ellis, 4,078 shares; Joseph B. Fuller, 745 shares; Bruce
J. Klatsky, 13,730 shares; Bruce Maggin, 4,078 shares; Ellis E. Meredith, 4,078 shares; Steven L. Osterweis, 4,078 shares; Lawrence S. Phillips, 34,270 shares; William S. Scolnick, 4,078 shares; Allen E. Sirkin, 14,186 shares; Peter J. Solomon, 4,078 shares; Mark Weber, 27,518 shares; Irwin W. Winter, 24,463 shares; and all directors and executive officers as a group, including the foregoing, 143,458 shares.

                             ELECTION OF DIRECTORS

     Four directors will be elected at the meeting for a term of three years and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

                                                                                                               YEAR BECAME
NAME OF NOMINEE                    PRINCIPAL OCCUPATION                                               AGE      A DIRECTOR
- - ---------------------------------  -------------------------------------------------------------      ---      -----------
CLASS A (TERM EXPIRES 1997)
Ellis E. Meredith                  Formerly President of American Apparel Manufacturers               66              1984
                                     Association, Inc.; Chairman of Newsletters, Inc.
Lawrence S. Phillips               Chairman of the Company                                            67              1951
Peter J. Solomon                   Chairman of Peter J. Solomon Company, Ltd.                         55              1987
Irwin W. Winter                    Vice President, Finance, of the Company                            60              1987

     The following individuals are the Company's other directors whose terms of office continue after the meeting and until the Annual Meeting of Stockholders in the year in which the directorships of their class terminate. With the exception of Maria Elena Lagomasino, who was elected by the directors on February 4, 1993, all of these individuals have previously been elected directors of the Company by the stockholders.

                                                                                                               YEAR BECAME
NAME OF DIRECTOR                   PRINCIPAL OCCUPATION                                               AGE      A DIRECTOR

- - ---------------------------------  -------------------------------------------------------------      ---      -----------
CLASS B (TERM EXPIRES 1995)
Edward H. Cohen                    Senior Partner of Rosenman & Colin                                  55             1987
Estelle Ellis                      President of Business Image, Inc.                                   74             1982
Maria Elena Lagomasino             Senior Vice President of The Chase Manhattan Bank, N.A.             45             1993
William S. Scolnick                Retired Executive Vice President of The Van Heusen Company, a       76             1962
                                     division of the Company

                                                                                                               YEAR BECAME
NAME OF DIRECTOR                   PRINCIPAL OCCUPATION                                               AGE      A DIRECTOR
- - ---------------------------------  -------------------------------------------------------------      ---      -----------
CLASS C (TERM EXPIRES 1996)
Joseph B. Fuller                   Director of Monitor Company                                         37         1991
Bruce J. Klatsky                   President of the Company                                            45         1985
Bruce Maggin                       Executive Vice President--Multimedia Group, Capital                 51         1987
                                     Cities/ABC, Inc.
Steven L. Osterweis                Business consultant; formerly Chairman of Associated                81         1976
                                     Merchandising Corporation

     Mr. Cohen is also a director of Franklin Electronic Publishers, Inc. Mr. Meredith is also a trustee of USAffinity Funds. Mr. Osterweis is also a director of Neuberger & Berman Equity Funds. Mr. Phillips is also a director of PETsMART, Inc. Mr. Solomon is also a director of Bradlees, Inc., Centennial Cellular Corp., Century Communications Corporation, Culbro Corporation, Monro Muffler Brake, Inc., Office Depot, Inc. and Ralphs Grocery Company.

     Each of the directors or nominees has been engaged in the principal occupation indicated in the foregoing table for more than the past five years.

     No family relationship exists between any director or executive officer of the Company.

     The Board of Directors of the Company has standing Audit and Compensation Committees; it does not have a standing Nominating Committee. The Audit Committee, composed of Messrs. Maggin, Osterweis and Scolnick, is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal audit function. The Audit Committee held 3 meetings during the fiscal year ended January 30, 1994. The Compensation Committee, composed of Messrs. Cohen, Maggin, Meredith and Osterweis, is charged with setting the compensation of all executive officers, recommending new incentive compensation plans and implementing changes and improvements to existing incentive compensation plans, all subject to approval by the Board. The Compensation Committee held 7 meetings during the fiscal year ended January 30,

1994.

     During the fiscal year ended January 30, 1994, there were 8 meetings of the Board of Directors. All of the directors attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they serve, except Ms. Lagomasino, who attended 63% of the aggregate number of such meetings.

     The Company will consider for election to the Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee, and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to the Secretary of the Company.

     Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 and on representations from its executive officers and directors, all filing requirements of Section 16(a) of said Act were complied with during the fiscal year ended January 30, 1994, except that Allen E. Sirkin, Chairman of the PVH Apparel Group, who may be deemed to be an executive officer of the Company, failed timely to report his beneficial ownership of certain shares of Common Stock which he owns indirectly and certain shares which he owns as a joint tenant.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the two persons who served as chief executive officer of the Company during the last fiscal year and its four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of the Company's last fiscal year (together, the 'Named Executive Officers'), for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years, ended January 30, 1994, January 31, 1993 and February 2, 1992.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                 --------------------
                                                           ANNUAL COMPENSATION               PAYOUTS
                                                                                  AWARDS    ---------    ALL OTHER
                                                           --------------------  ---------    LTIP     COMPENSATION 4
NAME AND                                                    SALARY      BONUS    OPTIONS 2  PAYOUTS 3  --------------
PRINCIPAL POSITION                                YEAR         $          $          #          $            $
- - ----------------------------------------------  ---------  ---------  ---------  ---------  ---------  --------------
Lawrence S. Phillips 1                            1993      616,098      --       12,420       --          21,341
Chairman, Phillips-Van                            1992      607,567      --        8,840       --          21,190

Heusen Corporation                                1991      577,500      --         --       100,000         --
Bruce J. Klatsky1                                 1993      750,000    835,000    215,520      --        2,281,983
President, Phillips-Van                           1992      600,000      --        8,840       --          27,490
Heusen Corporation                                1991      550,000      --         --       100,000         --
Walter F. Rossi                                   1993      500,000      --        8,620       --          10,733
Chairman,                                         1992      114,104      --       25,000       --          2,245
The PVH Retail Group                              1991       N.A.        --         --         --            --
Allen E. Sirkin                                   1993      500,000      --        8,620       --          45,572
Chairman,                                         1992      425,000      --        4,910       --          41,032
The PVH Apparel Group                             1991      400,000      --         --       100,000         --
Mark Weber                                        1993      425,000      --        7,340       --          22,233
Vice President,                                   1992      362,500      --        3,440       --          20,366
Phillips-Van Heusen                               1991      350,000      --         --       100,000         --
Corporation and President,
PVH International

No other annual compensation, restricted stock awards or stock appreciation rights ('SARs') (all as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

- - ------------------
1 On June 1, 1993, Mr. Phillips resigned as Chief Executive Officer of the Company and Mr. Klatsky was appointed to succeed him. See 'Employment Contracts, Termination Of Employment And Change-In-Control Arrangements' and 'Compensation Committee Report On Executive Compensation.'

2 In response to changes in the tax laws as a result of the Omnibus Budget Reconciliation Act of 1993 (the '1993 Tax Act'), on September 9, 1993, the Named Executive Officers agreed to cancel the options which had been issued to them on June 1, 1993, in consideration of the grant of new options for the same number of shares at a price equal to the option price of the original options, which price was higher than the market price on such date. The grant of the new options is subject to stockholder approval of certain amendments to the Company's 1987 Stock Option Plan (the 'Option Plan'). See 'Amendments to the Company's Stock Option Plan.' Also in response to the 1993 Tax Act changes, at the Company's urging and for its
                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) benefit, on December 1, 2 and 3, 1993, Mr. Klatsky exercised the option granted to him on April 28, 1993 to purchase 100,000 shares, in consideration of the grant to him of a new option on December 3, 1993 for 100,000 shares at the then fair market value of the Common Stock for the balance of the term of his original option. The grant of the new option is also subject to stockholder approval of the amendments to the Option Plan. Both the original grants which were cancelled and the new grants are reflected under this column.

3 An additional incentive compensation plan was adopted by the Board of Directors on February 4, 1988. Awards under this plan were to have been made annually in each year 1988 through 1991. The plan was terminated in December, 1990, and all amounts accrued, totalling $100,000 for each participant, were paid to the participants in April, 1991, and are reflected under this column.

4 All Other Compensation includes payments or contributions required by the Company's Associates Investment Plan and Supplemental Savings Plan, Corporate Medical Reimbursement Insurance Plan, Educational Benefit Trust and an agreement, dated April 28, 1993 and amended December 6, 1993, between the Company and Mr. Klatsky.

      Under the combination of the Associates Investment Plan of the Company and certain of its subsidiaries and the Supplemental Savings Plan, applicable to certain management and highly compensated employees, each employee, including the Named Executive Officers, eligible to participate may authorize his or her employer to withhold a specified percentage (up to 6%) of his or her compensation. The Company or its subsidiaries will contribute an amount equal to 50% of an employee's contribution. Of the total amount contributed by the employee and the Company or its subsidiaries, 50% will be invested in the Common Stock of the Company, with the balance invested in a money market fund and/or a general stock fund and/or additional Common Stock of the Company at the direction of the employee, except that all contributions under the Supplemental Savings Plan are in the form of phantom shares of Common Stock of the Company. A participant's interest in the amounts arising out of employer contributions vest after the earlier of five years, at age 65 or upon disability or death. The Company has made contributions which are reflected under this column in the amount of $18,000 and $18,001 for Lawrence S. Phillips, $22,500 and $18,000 for Bruce J. Klatsky, $1,250 and $0 for Walter F. Rossi, $15,000 and $12,750 for Allen E. Sirkin and $12,750 and $10,876 for Mark Weber in the fiscal years ended January 30, 1994 and January 31, 1993, respectively.

      The Company's Corporate Medical Reimbursement Plan covers eligible employees for most medical charges up to a specified annual maximum. During the fiscal years ended January 30, 1994 and January 31, 1993, respectively, the Company incurred the following annual premiums for single or family coverage for the Named Executive Officers which are reflected under this column: Lawrence S. Phillips--$3,341 and $3,189; Bruce J. Klatsky--$9,483 and $9,490; Walter F. Rossi--$9,483 and $2,245;
      Allen E. Sirkin-- $9,483 and $9,490 and Mark Weber--$9,483 and $9,490.

      Under the Company's Educational Benefit Trust, children of eligible employees received reimbursement of tuition and room and board charges while attending an accredited college or vocational school. The plan was terminated in 1986 except with respect to children who were then covered by the plan. During the fiscal years ended January 30, 1994 and January 31, 1993, the education benefits received by children who continue to be eligible to receive benefits under the plan and which are reflected under this column totalled $21,089 and $18,792, respectively, and were paid to the children of Allen E. Sirkin.

      Pursuant to an agreement, dated April 28, 1993 and amended December 6, 1993, the Company transferred (subject to certain restrictions) $2,250,000 of U.S. government securities to Mr. Klatsky. See 'Employment Contracts, Termination of Employment and Change-In-Control Arrangements.'

      Pursuant to the transition rules of the new proxy regulations promulgated by the Securities and Exchange Commission, amounts under All Other Compensation for 1991 are not required to be disclosed.

5     Mr. Rossi commenced employment with the Company on November 9, 1992.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Option Plan granted to the Named Executive Officers during the fiscal year ended January 30, 1994. No stock appreciation rights have been granted by the Company.

                                                                            INDIVIDUAL GRANTS
                                                      -------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                      PERCENT OF                                 ANNUAL RATES OF
                                                        TOTAL                                      STOCK PRICE
                                                       OPTIONS                                   APPRECIATION FOR
                                                      GRANTED TO                                  OPTION TERM 1
                                          OPTIONS     EMPLOYEES     EXERCISE     EXPIRA-       --------------------
                 NAME                     GRANTED 1   IN FISCAL      PRICE        TION           5%           10%
                 -----                       #           YEAR         $/SH        DATE            $            $
                                          --------    ----------    --------    ---------      -------      -------
Lawrence S. Phillips                        6,210         1.3        31.625      6/1/2003       N.A.         N.A.
                                            6,210         1.3        31.625      9/9/2003      123,511      312,996
Bruce J. Klatsky                          100,000        20.9        28.00      5/17/1996      441,400(1)   926,800(1)
                                          100,000        20.9        33.25      5/17/1996      424,800      882,500
                                            7,760         1.6        31.625      6/1/2003       N.A.         N.A.
                                            7,760         1.6        31.625      9/9/2003      154,339      391,120
Walter F. Rossi                             4,310         0.9        31.625      6/1/2003       N.A.         N.A.
                                            4,310         0.9        31.625      9/9/2003       85,722      217,233
Allen E. Sirkin                             4,310         0.9        31.625      6/1/2003       N.A.         N.A.
                                            4,310         0.9        31.625      9/9/2003       85,722      217,233
Mark Weber                                  3,670         0.8        31.625      6/1/2003       N.A.         N.A.
                                            3,670         0.8        31.625      9/9/2003       72,993      184,975
All Stockholders(2)                        N.A.        N.A.           N.A.        N.A.         513,858,047  1,302,217,181

- - ------------------
 1      In response to changes in the tax laws as a result of the 1993 Tax Act,

        on September 9, 1993, the Named Executive Officers agreed to cancel the options which had been issued to them on June 1, 1993, in consideration of the grant of new options for the same number of shares at a price equal to the option price of the original options, which price was higher than the market price on such date. The grant of the new options is subject to stockholder approval of certain amendments to the Option Plan. See 'Amendments to the Company's Stock Option Plan.' Also in response to the 1993 Tax Act changes, at the Company's urging and for its benefit, on December 1, 2 and 3, 1993, Mr. Klatsky exercised the option granted to him on April 28, 1993 to purchase 100,000 shares, in consideration of the grant to him of a new option on December 3, 1993 for 100,000 shares at the then fair market value of the Common Stock for the balance of the term of his original option. The grant of the new option is also subject to stockholder approval of the amendments to the Option Plan. Both the original grants which were cancelled and the new grants are reflected under these columns. The actual value realized by Mr. Klatsky upon his exercise of the option granted to him on April 28, 1993 was $529,950, which amount is subject to income tax payable by Mr. Klatsky and is deductible by the Company.

        One third of the outstanding options become exercisable on each of the third, fourth and fifth anniversaries of the grant date, except the December option grant to Mr. Klatsky, which becomes exercisable in full on April 27, 1996.

 2 These figures were calculated assuming that the price of the 26,146,602 shares of Common Stock outstanding on September 9, 1993 increased from $31.25 per share at a compound rate of 5% and 10% per year for ten years. The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the option term for all of the Company's stockholders.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended January 30, 1994 by the Named Executive Officers and the value at January 30, 1994 of unexercised stock options held by the Named Executive Officers. No stock appreciation rights have been granted by the Company.

                                                                                               VALUE OF UNEXERCISED OPTIONS
                                                                  NUMBER OF UNEXERCISED           IN-THE-MONEY AT FISCAL
                                                                OPTIONS AT FISCAL YEAR-END             YEAR-END 1
                               SHARES ACQUIRED      VALUE      ----------------------------    ----------------------------
                                 ON EXERCISE      REALIZED 2    EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
            NAME                      #               $                     #                               $
- - ----------------------------   ---------------    ---------    ----------------------------    ----------------------------
Lawrence S. Phillips               --                --           31,324          26,374         824,332         442,540

Bruce J. Klatsky                   116,668          817,473       10,784         127,384         289,820         646,340
Walter F. Rossi                    --                --                0          29,310               0         238,038
Allen E. Sirkin                     77,547        2,265,370        5,883          28,438         158,106          79,993
Mark Weber                         --                --           26,372          13,484         771,873         229,783

- - ------------------
  1 Fair market value of securities underlying the options minus the exercise price of the options at exercise or fiscal year-end.

                                  PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable, upon retirement at age 65, to employees under the combination of the pension plan for salaried employees and a supplemental defined benefit plan, applicable to certain management and highly compensated employees (including the Named Executive Officers), in various compensation and years-of-service classifications, assuming that the Social Security maximum limit does not change from its present level of $60,600.

                                                    YEARS OF SERVICE
  REMUNERATION           -----------------------------------------------------------------------
        $                  15              20              25              30              35
- - -----------------        -------         -------         -------         -------         -------
     175,000              37,836          49,065          60,096          71,013          81,888
     275,000              61,836          80,565          99,096         117,513         135,888
     375,000              85,836         112,065         138,096         164,013         189,888
     475,000             109,836         143,565         177,096         210,513         243,888
     575,000             133,836         175,065         216,096         257,013         297,888
     675,000             157,836         206,565         255,096         303,513         351,888
     775,000             181,836         238,065         294,096         350,013         405,888

     The benefits under the Company's pension plans are generally based on a participant's career average compensation (except that pre-1994 benefits are based on pre-1994 high five-year average compensation and exclude bonuses). Absent any election by a participant of an optional form of benefit, benefits under the plans become payable at the time of retirement, normally at age 65; such benefits under the pension plan for salaried employees are payable monthly for the life of the participant and, in most cases, for the life of such participant's surviving spouse and benefits under the supplemental defined benefit plan are payable in a lump sum. Notwithstanding the method of payment of benefits under the plans, the amounts shown in the above table are shown in the actuarial equivalent amount of a life annuity. The benefits listed above are not subject to deduction for Social Security or their offset amounts.

     The credited years of service and covered compensation under the pension plans, as of January 30, 1994, for each of the Named Executive Officers is set forth in the following table. Since the only bonuses paid to any of the Named

Executive Officers were paid prior to 1994, they are excluded from covered compensation.

                                                                                            COVERED
                                                                   CREDITED YEARS         COMPENSATION
                           NAME                                      OF SERVICE                $
- - -----------------------------------------------------------        --------------         ------------
Lawrence S. Phillips                                                     46                  569,056
Bruce J. Klatsky                                                         21                  594,242
Walter F. Rossi                                                          --                      --
Allen E. Sirkin                                                           7                  349,671
Mark Weber                                                               22                  351,683

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee of the Company or any of its subsidiaries receives a fee of $10,000 for his or her services as a director of the Company and $750 for each Board meeting attended. Each director who is a member of the Audit Committee receives an additional fee of $2,500; each director who is a member of the Compensation Committee receives an additional fee of $2,000. Pursuant to the Option Plan, each outside director is entitled to receive, on an annual basis, a non-incentive option to purchase the number of shares of Common Stock derived by dividing $50,000 by the fair market value of a share of Common Stock on the date of grant. Pursuant to the Option Plan, on June 1, 1993, each outside director was granted an option to purchase 1,581 shares of Common Stock.

     The law firm of Rosenman & Colin, of which Mr. Cohen is a senior partner, was engaged as the Company's general outside counsel for the fiscal year ended January 30, 1994 and will continue to be so engaged for the fiscal year ending January 29, 1995.

     Peter J. Solomon Company, Ltd., of which Mr. Solomon is Chairman, provides investment banking services to the Company. During the fiscal year ended January 30, 1994, Peter J. Solomon Company, Ltd. provided financial advisory services to the Company in connection with the public offering of the Company's 7.75% Debentures due 2023.

     Business Image, Inc., of which Ms. Estelle Ellis is President, provides marketing and communications services to the Company, including the publication of a corporate newsletter. During the fiscal year ended January 30, 1994, Business Image, Inc. was paid $193,482 for its services to the Company.

     Monitor Company, of which Mr. Joseph B. Fuller is a director, provided business consulting services to the Company during the fiscal year ended January 30, 1994.

     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS


     The Company has a split dollar life insurance arrangement with the Lawrence
S. Phillips 1992 Trust (created by Lawrence S. Phillips) with respect to a life insurance policy having an initial death benefit of $4,220,000. Under the arrangement, the Trust is entitled to name the beneficiary with respect to various portions of the death benefit; the remaining death benefit under the policy is payable to the Company. The Trust is required to pay the portion of the annual premium equal to the value of the insurance protection furnished to the Trust and the Company is required to pay the balance of the premium. The arrangement is structured so that, upon the death of Mr. Phillips at any time, the Company will recover all premiums paid by it, plus interest.

     The Company has had in effect since 1987 a Special Severance Benefit Plan providing benefits for 12 key employees of the Company and its subsidiaries, including the Named Executive Officers. Upon the termination of employment by any participant within two years after a change in control of the Company accompanied or followed by a change in the chief executive officer of the Company (a 'Severance Event'), the participant receives a lump sum payment in an amount generally equal to three times the average annual total cash compensation paid to or accrued for him or her during the two-year period preceding the date of termination. In addition, the Company has agreed to indemnify each participant in the Plan against any and all liabilities he or she may incur under Section 4999(a) of the Internal Revenue Code (relating to excise tax payments on certain severance benefits), including any income taxes and/or additional excise taxes applicable to such indemnification payment.

     Pursuant to an agreement, dated April 28, 1993 and amended December 6, 1993, the Company transferred (subject to certain restrictions) $2,250,000 of U.S. government securities to Mr. Klatsky. Under the agreement, $83,333 of such securities are released to Mr. Klatsky at the end of each month commencing February 1994 and ending March 1996, with the balance, if any, released to Mr. Klatsky on April 27, 1996. The agreement provides for the immediate release of the U.S. government securities to Mr. Klatsky upon certain events, including his disability, termination of his employment by the Company (other than for cause), as a result of the Company's breach of its obligations under said agreement, pursuant to a Severance Event or if his powers as Chief Executive Officer, and after June 14, 1994, Chairman of the Company, are limited or restricted to any significant extent. If Mr. Klatsky is terminated other than as set forth above, he forfeits all rights to any U.S. government securities not previously released to him. Pursuant to said agreement, the Company loaned Mr. Klatsky $278,351 at 7 1/2% per annum to pay a portion of the tax incurred by Mr. Klatsky upon his receipt of the U.S. government securities. At the request of, and for the benefit of, the Company, Mr. Klatsky elected to incur income tax on the U.S. government securities in 1993; thus allowing the Company to receive a deduction for the full amount of such securities. Had Mr. Klatsky deferred the income tax on his receipt of the securities, the Company would have been subject to the limitations imposed by the 1993 Tax Act. As of April 15, 1994, $278,351 remained outstanding under such loan. The loan is due to be repaid in full by Mr. Klatsky on August 1, 1994.

     Certain other plans of the Company in which certain of the Named Executive Officers participate provide for benefits upon the occurrence of a change in control of the Company. The Company's Capital Accumulation Plan, under which participants remaining in the employ of the Company until established target dates earn specified dollar amounts, provides that if a participant's employment with the Company is terminated following a change in control of the Company accompanied or followed by a change in the chief executive officer of the Company, the full undiscounted value of the future payments to be made to the participant under the Plan becomes immediately payable in a lump sum. Further, each participant's rights are subject to non-competition and non-disclosure restrictions which automatically terminate upon the occurrence of a change in control of the Company accompanied or followed by a change in the chief executive officer of the Company. The Option Plan provides that upon a change in control of the Company accompanied or followed by a change in the chief executive officer of the Company all options which were previously granted under the Option Plan and which have not expired or been otherwise cancelled become immediately exercisable in full (regardless of whether such options have fully vested).

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The members of the Compensation Committee for the fiscal year ended January 30, 1994 were Edward H. Cohen, Bruce Maggin, Ellis E. Meredith and Steven L. Osterweis. From February 1987 until February 1988, Mr. Cohen was Vice President and General Counsel of the Company. In addition, the law firm of Rosenman & Colin, of which Mr. Cohen is a partner, was engaged as the Company's general outside counsel in the fiscal year ended January 30, 1994 and will continue to be so engaged for the fiscal year ending January 29, 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's responsibility is to set the compensation of all executive officers, recommend new incentive compensation plans and implement changes and improvements to existing incentive compensation plans, all subject to approval by the Board.

     OVERALL POLICY. The Compensation Committee believes that the Company's executive officers constitute a highly qualified management team who have largely been responsible for the Company's success, especially over the past six years. During that period, the Company's sales and net income per share have increased at rates of 15% and 20% per annum, while many of the Company's competitors have experienced decreased sales and declines in net income and, in some cases, have incurred losses or gone out of business. On the basis of this belief, the Compensation Committee has structured the Company's compensation program (1) primarily to compensate its executive officers on an annual basis with a stable, secure cash salary at a sufficiently high level to retain and motivate these officers, (2) in part to link a portion of its executive officers' compensation to long term increases in value created for the Company's stockholders by the efforts of these officers and (3) to be consistent with the Company's high ethical standards. The Compensation Committee believes that the Company's preference for cash compensation over fringe benefits and perquisites results in a more efficient and effective compensation package which benefits the Company, its stockholders and its executives. Such belief is based on the subjective judgment of the Compensation Committee's members, particularly taking into account the performance of the Company's Common Stock compared to the S&P 500 Composite Index and Line of Business Index in the Performance Graph on page 15 hereof and the Compensation Committee's sense that the Company has a low rate of executive turnover.

     The key elements of the Company's executive compensation package are base salaries and stock options. The Company eliminated the annual bonus portion of executive compensation several years ago for two reasons: (1) annual bonuses, which are generally dependent upon a variety of factors often beyond the control of Company executives, were not, in the Board's view, the most effective motivational tool and (2) the business inter-relationships of the Company's wholesale and retail operations makes it more logical, in the Board's view, to grant stock options to key management, so that a benefit would accrue to them only if the entire Company did well, as reflected in the appreciation of the price of the Common Stock. In lieu of using annual bonuses, the Company adopted a policy of offering competitive base salaries, together with annual stock option grants. In addition, the Company believes its fringe benefit plans are generally competitive and that it has a reputation for providing a reasonably high level of job security in an industry known for high levels of executive turnover. The Compensation Committee believes that the current executive compensation package has enabled the Company to attract and retain effective, highly qualified and motivated executive officers, capable of achieving corporate objectives and increasing stockholder value, while keeping executive compensation expenses at levels that are comparable to the levels of its competitors. The companies that the Compensation Committee examines in ascertaining comparable compensation levels include certain of those appearing in the S&P 500 Retail Store Composite Index, the S&P 500 Textile (Apparel Manufacturers) Index and the S&P 500 Shoes Index, as well as other public and private companies in those industries. Although it is particularly difficult to ascertain precise comparable compensation levels because of differences in the components of compensation and required disclosures, the Compensation Committee attempts to target its compensation levels at the high end of the range of compensation which it believes are effectively being paid by the companies that the Compensation Committee examines.

     In view of the Company's rapid expansion and the resulting necessity of hiring additional, highly qualified executives, the Compensation Committee intends annually to review the Company's executive compensation package, taking into account corporate performance, stock price appreciation and total return to stockholders, as well as industry conditions, recommendations of the Company's chief executive officer and compensation awarded to executives in other companies, especially those involved in the apparel, footwear and specialty retail industries. In establishing future executive compensation packages, the Compensation Committee may adopt additional long-term incentive and/or annual bonus plans to meet the needs of changing employment markets and economic, accounting and tax conditions. In determining the compensation of an individual executive, the Compensation Committee intends to take into account the performance of the executive and the full compensation package afforded by the Company to him or her, including pension benefits, insurance and other benefits. The views of Bruce J. Klatsky, as chief executive officer, will be considered by the Compensation Committee in their review of the performance and compensation of individual executives. Although the Compensation Committee did not utilize the services of outside consultants or any salary surveys, it recognizes that such services and salary surveys may be required in the future to ensure that the Committee receives all necessary information with respect to competitive levels and methods of compensation.

     BASE SALARIES. Annual salaries are determined by evaluating the performance of the Company and of each executive. In the case of executives with responsibility for particular operations of the Company, the financial results of those operations are also considered. In evaluating overall performance and results of particular operations of the Company, the Compensation Committee reviews the extent to which the Company or the particular operations achieved budgeted estimates for sales, gross and after-tax margins and earnings per share presented to and reviewed by the Board for the fiscal year, and the Company's sales and earnings results compared to those of many public peer companies (including companies that are part of the Line of Business Index). Where appropriate, the Compensation Committee considers non-financial performance measures, including market share increases, manufacturing and distribution efficiency gains, improvements in product quality, improvements in relations with customers and suppliers and a demonstrated commitment to the welfare and dignity of the Company's associates. Also considered are years of service to the Company. Finally, the Compensation Committee takes into account the relative salaries of the executive officers and determines what it believes are appropriate compensation level distinctions among the executive officers and between the executive officers, on the one hand, and the Company's chief executive officer, on the other hand. There is no specific relationship between achieving or failing to achieve the budgeted estimates or the Company's relative results, and the annual salaries determined by the Compensation Committee for any of the Named Executive Officers. No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination, based upon the experience of its members and the recommendations of the Company's chief executive officer, of appropriate compensation levels.

     On June 1, 1993, Mr. Phillips resigned as Chief Executive Officer of the Company and Mr. Klatsky was appointed to succeed him. In determining the base salary of Mr. Phillips for the period prior to June 1, 1993, the Compensation Committee took into account the salaries of chief executive officers of many public peer companies (including companies that are part of the Line of Business Index) and private peer companies known to the members of the Committee, the Company's success in meeting its financial goals in 1993 and over the prior several years, the performance of the Common Stock over the same period and the assessment by the Compensation Committee of Mr. Phillips' individual performance. In evaluating whether the Company achieved its current and past financial goals the Compensation Committee reviewed the extent to which the Company achieved budgeted estimates for sales, gross and after-tax margins and earnings per share presented to and reviewed by the Board for current and prior fiscal periods and the Company's sales and earnings results compared to those of many public peer companies (including companies that are part of the Line of Business Index). The Compensation Committee also took into account the longevity of Mr. Phillips' service to the Company and its belief that Mr. Phillips is an outstanding representative of the Company to the public by virtue of his stature in the community and the industry.


     In April of 1993, Mr. Klatsky was offered the position of chief executive officer of a metropolitan New York-based Fortune 500 corporation. The Compensation Committee determined that it was in the Company's best interest to retain the services of Mr. Klatsky, taking into account his role in the Company's success in meeting its financial goals in 1993 and over the prior several years, the performance of the Common Stock over the same period and its assessment of Mr. Klatsky's individual performance. In making such evaluation, the Committee reviewed the extent to which the Company achieved budgeted estimates for sales, gross and after-tax margins and earnings per share presented to and reviewed by the Board for current and prior fiscal periods, and the Company's sales and earnings results compared to those of many public peer companies (including companies that are part of the Line of Business Index). In order to induce Mr. Klatsky to remain in its employ and serve as Chief Executive Officer of the Company, the Compensation Committee reviewed Mr. Klatsky's existing compensation package and the compensation package offered to him by the other corporation and recommended to the Board a new compensation package, which was later revised as a result of changes to the tax laws under the 1993 Tax Act. Under the new compensation package, Mr. Klatsky's annual base compensation was maintained at $750,000 per annum, and he received special cash bonuses of $835,000, the transfer of U.S. government securities valued at $2,250,000, which securities are subject to the restrictions described in 'Employment Contracts, Termination Of Employment And Change-In-Control Arrangements,' and the grant of a stock option for 100,000 shares of Common Stock. The Company also agreed to lend Mr. Klatsky $278,351 to pay a portion of the tax incurred by Mr. Klatsky upon his receipt of the U.S. government securities. The Compensation Committee concluded that the new compensation package for Mr. Klatsky was competitive with the compensation package offered him by the other corporation and was comparable to the compensation packages of many persons upon becoming the chief executive officers of public peer companies (including companies that are part of the Line of Business Index) and private peer companies known to members of the Committee. Mr. Klatsky agreed to the new compensation package, which was unanimously approved by the Board. In order to avoid the limitation imposed by the 1993 Tax Act on the Company's ability to deduct all or a portion of the gain which Mr. Klatsky might realize upon the exercise of the stock option granted as part of the package, the Compensation Committee encouraged Mr. Klatsky to exercise the option in December 1993 and granted him a new option (known as a 'reload option') for the balance of the term of the original option, at the fair market value on the December 3, 1993 date of grant (which was higher than the market value on the date of the grant of the original option).

     The Compensation Committee did not utilize compensation surveys in determining Mr. Phillips' or Mr. Klatsky's compensation package.

     LONG-TERM INCENTIVES. Under the Company's Option Plan, stock options are granted to executives of the Company. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are customarily granted at prices equal to fair market value at the date of grant. Generally stock options may not be exercised until the third anniversary of the date on which they are granted and grants of stock options do not become fully exercisable until the fifth anniversary of the date on which they are granted. The options generally remain exercisable during employment until the tenth anniversary of the date of grant. This approach provides an incentive to the executive to increase stockholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

     In view of changing tax laws and economic and employment conditions, the Compensation Committee regularly examines other methods of incentive based compensation and intends to implement, when appropriate, such methods in lieu of or in addition to stock options.

     Grants under the Option Plan were awarded in April and December to Mr. Klatsky in connection with his new compensation package. The December award is the reload option described above and is subject to stockholder approval of certain amendments to the Option Plan. Grants under the Option Plan were also awarded in June to approximately 180 of the top executives of the Company based on a fixed percentage of their respective salaries. Of the options granted in June, members of the Executive Committee (Messrs. Phillips, Klatsky and Irwin W. Winter) received options in an amount (based on the fair market value of the shares underlying the options) equal to 30% of their respective base salaries; the Company's two group chairmen and the president of PVH International (Messrs. Rossi, Sirkin and Weber) received options based on 25% of their respective base salaries; the Company's 17 divisional presidents and corporate officers received options based on 20% of their respective base salaries; and the remaining participants received options based on 15% of their respective base salaries. These grants were generally similar to grants made to the same group of executives in December 1990 and June 1992. Although the number of options granted was determined by this pre-established formula, the Compensation Committee retains the discretion to withhold the grant of stock options based upon non-objective criteria and recommendations of the executive officers of the Company and in the event of poor Company or executive performance and may amend the methodology for granting stock options under the Plan or abandon the use of a pre-established formula. At the present time, the Compensation Committee intends to maintain this formula for grants to be made annually in June. As described in Note 2 to the Summary Compensation Table, the options granted in June 1993 were cancelled, and new options were granted in September of that year for the same number of shares at the same option exercise price, subject to stockholder approval of certain amendments to the Option Plan.

     The 1993 Tax Act prohibits the Company from taking a tax deduction in any year for compensation paid to the persons who would be the named executive officers in that year in excess of $1 million unless such compensation is 'performance-based compensation'. To ensure that options granted pursuant to the Option Plan are considered 'performance-based compensation' under the 1993 Tax Act, certain amendments to the Option Plan are being submitted to the stockholders for approval at the Annual Meeting. See 'Amendments to the Company's Stock Option Plan'. Assuming such amendments are approved, and since the Company does not have a bonus plan, it is unlikely that in 1994 or in the foreseeable future compensation paid to any officer will be subject to the $1 million deduction limitation. The transfer to Mr. Klatsky of $2,250,000 of U.S. government securities was taxed to him in 1993 and thus is not subject to the 1993 Tax Act. The Compensation Committee intends to consider the $1 million deduction limitation when structuring future compensation packages for the Named

Executive Officers and, where appropriate and in the best interests of the Company, to conform such compensation packages to comply with the provisions of the 1993 Tax Act.

     To ensure that management's interests remain aligned with stockholders' interests, the Company encourages key executives to retain shares acquired pursuant to the exercise of stock options. In addition, employees of the Company acquire stock of the Company through the Associates Investment Plan. The fact that the majority of the Company's executive officers have chosen to invest the discretionary portion of their Plan funds in Common Stock of the Company evidences their deep commitment to and belief in the future success of the Company.

                             Compensation Committee

        Edward H. Cohen                  Ellis E. Meredith
          Bruce Maggin                  Steven L. Osterweis

                               PERFORMANCE GRAPH

     The following performance graph is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative return of the S&P 500 Composite Index, and a line of business index comprised of the S&P 500 Retail Store Composite Index, the S&P 500 Textile (Apparel Manufacturers) Index and the S&P 500 Shoes Index for the five fiscal years ended January 30, 1994. The figures represented in the performance graph assume the reinvestment of dividends.


                                (GRAPH)

                        MEASUREMENT
                           POINT
                        JANUARY 30,
                           1989       1990     1991     1992     1993     1994
                        -----------  -------  -------  -------  -------  -------
Phillips-Van Heusen
  Corp. Common Stock...   $100.00    $ 99.79  $136.48  $311.24  $435.08  $533.21
S&P 500 Composite
  Index................    100.00     114.40   123.97   152.05   168.11   189.66
Line of Business
  Index................    100.00     118.60   140.40   204.30   299.59   194.84



- - ------------------

Note: Line of Business Index is composed of a blended weighting of the S&P 500
      Retail Store Composite Index (50%), the S&P 500 Textile (Apparel Manufacturers) Index (33%) and the S&P 500 Shoes Index (17%) to correspond generally to the Company's relative sales attributable to its retail, wholesale apparel and wholesale footwear operations.


VALUE OF $100.00 INVESTED AFTER FIVE YEARS:

Phillips-Van Heusen Corporation Common Stock                                                 $533.21
S&P 500 Composite Index                                                                       189.66
Line of Business Index                                                                        194.84

                 AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN

     The Company currently has in effect the 1987 Stock Option Plan (the 'Option Plan'). Under the Option Plan, the Company may grant to eligible individuals incentive stock options, as defined in Section 422A(b) of the Internal Revenue Code (the 'Code'), and non-incentive stock options. Key employees of the Company and its subsidiary operations are eligible to receive stock options under the Option Plan. Directors who are not employees of the Company receive a non-discretionary annual grant of options to purchase the number of shares of Common Stock derived by dividing $50,000 by the fair market value of a share of Common Stock on the date of grant.

     Effective for taxable years of the Company beginning after 1993, the 1993 Tax Act generally prohibits the Company from deducting compensation of a 'covered employee' to the extent such employee's compensation exceeds $1 million per year. For this purpose, 'covered employee' means the chief executive officer of the Company and the four most highly compensated executive officers of the Company other than the chief executive officer. Certain 'performance-based compensation' including, under certain circumstances, stock option compensation, will not be subject to, and will be disregarded in applying, the $1 million deduction limitation. The 1993 Tax Act was only recently enacted, the Internal Revenue Service has only recently issued regulations concerning the $1 million deduction limitation and, accordingly, substantial uncertainty exists as to the scope of the limitation and its application to grants and awards under the Option Plan. The intent of the Compensation Committee in proposing these amendments was that stock options granted under the Option Plan will qualify as 'performance-based compensation' under the 1993 Tax Act.

     Accordingly, at the recommendation of the Compensation Committee, on September 9, 1993, the Board of Directors unanimously adopted, and recommends that the stockholders approve, certain amendments to the Option Plan to (i) provide for the administration of the Option Plan by the Compensation Committee, the members of which are 'outside directors' within the contemplation of Section 162(m)(4)(C)(i) of the Code, (ii) permit the Committee to delegate its authority to act, with respect to the grant of options to persons who are not and are not expected to be 'covered employees' within the meaning of Section 162(m)(3) of the Code, to any one of its members, (iii) prohibit the grant of non-incentive options to persons who are or may reasonably become 'covered employees' under
Section 162(m)(3) of the Code at a price below fair market value of the Common Stock on the date of grant, and (iv) provide that no participant be granted, in any fiscal year, options to purchase more than 100,000 shares of the Common Stock of the Company (except during the fiscal year ended January 30, 1994, in which a participant may be granted options to purchase up to 250,000 shares).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE OPTION PLAN.

NATURE AND PURPOSE OF THE OPTION PLAN

     The purpose of the Option Plan is to induce certain individuals to remain in the employ or service of the Company and its subsidiaries, to attract new employees and directors and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board continues to believe that the Option Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. The approximate number of persons eligible to participate in the Option Plan is 250.

DURATION AND MODIFICATIONS

     The Option Plan will terminate not later than April 1, 1997. The Board may at any time terminate the Option Plan or make such modifications of the Option Plan as it may deem advisable. However, except in certain limited circumstances, the Board may not, without further approval by the stockholders, increase the number of shares of Common Stock as to which options may be granted under the Option Plan, or change the manner of determining the option prices, or extend the period during which an option may be granted or exercised or withdraw the authority to administer the Option Plan from the committee designated by the Board of Directors to administer the Option Plan.

ADMINISTRATION OF THE PLAN

     The Option Plan is administered by the Compensation Committee (the 'Committee'). The Committee consists of from three to five members of the Board of Directors who are 'outside directors' within the contemplation of Section 162(m)(4)(C)(i) of the Code. The members of the Committee are appointed annually by, and serve at the pleasure of, the Board. The present members of the Committee are Messrs. Cohen, Maggin, Meredith and Osterweis. The Committee has discretion to determine the participants under the Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option shall be an incentive stock option, a non-incentive stock option or a combination thereof, but will not have the discretion to determine any of the foregoing with respect to options granted to non-employee directors, which are non-discretionary in nature. The members of the Committee do not receive additional compensation for service in connection with the administration of the Option Plan.

DESCRIPTION OF OPTIONS

     Under the Option Plan, the per share exercise price of any option which is an incentive stock option shall not be less than the fair market value of a share of Common Stock on the business day preceding the date of grant, and the per share exercise price of any option which is a non-incentive stock option may not be less than 85% of such fair market value (except for non-incentive stock options granted to persons who are or may reasonably be expected to become a 'covered employee' under Section 162(m)(3), in which case the per share exercise price of such options shall not be less than 100% of such fair market value on the date of grant). Options granted to non-employee directors are granted at a per share exercise price equal to the fair market value of a share of Common Stock on the day preceding the date of grant. The aggregate fair market value of the shares of Common Stock for which a participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. No participant may, during any fiscal year occurring after January 1994, be granted options to purchase more than 100,000 shares of the Common Stock.

     Options granted under the Option Plan prior to March 1993, are exercisable 33 1/3% after the second anniversary of the date of grant, 66 2/3% after the third anniversary of the date of grant, and in full after the fourth anniversary of the date of grant. Pursuant to an amendment to the Option Plan adopted in March 1993, options thereafter granted will become exercisable 33 1/3% after the third anniversary of the date of grant, 66 2/3% after the fourth anniversary of the date of grant, and in full after the fifth anniversary of the date of grant. The Board may permit any option to be exercised in whole or in part prior to the time that it would otherwise be exercisable. Upon the exercise of an option, the option price must be paid in cash or, if the Committee so determined at the time of the grant of the option, in shares of Common Stock. An option may not be granted for a period in excess of ten years from the date of grant.

     In the event of the death or retirement of an optionee, all options theretofore granted shall become immediately exercisable and, if not exercised, shall terminate, generally within three months of such optionee's death or retirement. In the event an optionee leaves the employ of the Company or one of its subsidiaries or ceases to serve as a director of the Company prior to his or her 65th birthday, any options previously granted to but not exercised by such optionee shall terminate, generally within 30 days of such optionee's termination of employment or service as a director. Options are not transferable except upon death.

     If the fair market value of the Common Stock declines below the option price of any option (other than options granted to non-employee directors), the Committee (with the prior approval of the Board) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the participant in light of such declining value.

     The number of shares reserved for issuance under the Option Plan and the number of shares covered by each option granted under the Option Plan will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, each option will terminate.


SECURITIES SUBJECT TO THE PLAN

     There are 365,100 authorized but unissued shares of the Common Stock reserved for issuance upon the exercise of options granted under the Option Plan. The number of authorized but unissued shares so reserved under the Option Plan will be reduced from time to time to the extent that a corresponding amount of issued and outstanding shares are purchased by the Company and set aside for issuance upon the exercise of options granted under the Option Plan. If any such options were to expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto would again become available for the purposes of the Option Plan.

     The market value of the Common Stock, as of April 15, 1994 was $34.00 per share.

FEDERAL INCOME TAX CONSEQUENCES OF ISSUANCE AND EXERCISE OF OPTIONS

     The following discussion of the Federal income tax consequences of the granting and exercise of options under the Option Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

  Non-Incentive Stock Options

     No income will be recognized by an optionee at the time a non-incentive stock option is granted. Ordinary income will be recognized by an optionee at the time a non-incentive stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the option price. This ordinary (compensation) income will also constitute wages subject to withholding and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

     The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that suitable arrangements are made to collect and pay over applicable withholding tax from the optionee. If the proposed amendments to the Option Plan are not approved by the stockholders, the Company may be prohibited from taking full deductions under the 1993 Tax Act with respect to such compensation thus paid to 'covered employees.'

     If an optionee makes payment of the option price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received.


     Capital gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of any non-incentive stock option will be equal to the sum of the exercise price of such non-incentive stock option and the amount included in income with respect to such option.

  Incentive Stock Options

     In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company. The exercise of an incentive stock option, however, will give rise to a required adjustment in calculating the optionee's potential alternative minimum tax equal to the excess of the fair market value of the stock acquired upon the exercise of the incentive stock option over the option price.

     The sale of Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive stock option, an optionee must neither dispose of such shares within two years after such incentive stock option is granted nor within one year after the exercise of such incentive stock option. In addition, an optionee generally must be an employee of the Company (or of a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of such incentive stock option.

     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the option price or (b) the amount realized on the disposition minus the option price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income. If the proposed amendments to the Option Plan are not approved by the stockholders, the Company may be prohibited from taking full deductions under the 1993 Tax Act with respect to any such compensation thus paid to 'covered employees'.

     If an optionee makes payment of the option price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares are not held by the optionee for the requisite holding period.

CERTAIN INFORMATION WITH RESPECT TO OPTIONS GRANTED

     The following table sets forth, for the three-year period ended January 30,

1994, with respect to the Named Executive Officers, each nominee for director, all executive officers as a group, all directors who are not executive officers as a group, and all employees as a group, the number of shares of Common Stock subject to options granted.

NAME OF INDIVIDUAL                                                                         OPTIONS
OR IDENTITY OF GROUP          CAPACITIES                                                  GRANTED 1
- - ----------------------------  -------------------------------------------------------  ----------------
Lawrence S. Phillips          Chairman, Phillips-Van Heusen Corporation                          21,260
                              Nominee for Director
Bruce J. Klatsky              President, Phillips-Van Heusen Corporation                        224,360
Walter F. Rossi               Chairman, The PVH Retail Group                                     33,620
Allen E. Sirkin               Chairman, The PVH Apparel Group                                    13,530
Mark Weber                    Vice President, Phillips-Van Heusen Corporation and                10,780
                              President of PVH International
Irwin W. Winter               Vice President, Finance, Phillips-Van Heusen                       13,440
                              Corporation, Nominee for Director
Ellis E. Meredith             Nominee for Director                                                8,816
Peter J. Solomon              Nominee for Director                                                8,816
All executive officers as a                                                                     316,990
group
All directors who are not                                                                        58,293
executive officers as a
group(2)
All employees as a group(3)                                                                     492,809

- - ------------------
 1      See Note 2 to Summary Compensation Table.

 2      Includes options granted to Ellis E. Meredith and Peter J. Solomon.

 3      Excluding executive officers.

     Approval of the amendments to the Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

     PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE AMENDMENTS TO THE OPTION PLAN UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                             SELECTION OF AUDITORS

     The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young, independent auditors, as auditors for the fiscal year ending January 29, 1995. Although stockholder ratification of the Board of

Directors' action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of auditors for the fiscal year ending January 29, 1995. The auditing and tax fee paid to Ernst & Young for the fiscal year ended January 31, 1993 was $1,059,400. The audit and tax work for the fiscal year ended January 30, 1994 is not yet completed, but it is estimated that the fee will be somewhat higher in light of additional tax services provided.

     It is expected that representatives of Ernst & Young will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE AUDITORS. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE AUDITORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                  RESOLUTIONS PROPOSED BY CERTAIN STOCKHOLDERS

     I. John J. Gilbert of 29 E. 64th Street, New York, New York 10121-7043, the owner of 500 shares of Common Stock, and the estate of Lewis D. Gilbert of the same address, the owner of 200 shares of Common Stock, have given notice that they intend to present the following resolution for action at the meeting.

          RESOLVED: That the stockholders of Phillips-Van Heusen Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent election shall also be on an annual basis.

     They have submitted the following statement in support of this resolution:

          'Continued very strong support along the lines we suggest was shown at the last annual meeting when 234 owners of 7,956,490 shares, 37.8% (an increase from last year), were cast in favor of this proposal. The vote against included 258 unmarked proxies.

          'LAC Minerals Ltd., Interco, Chemical Banking Corporation and Commonwealth Edison Company of Chicago are among the latest companies to end their stagger system of electing directors. Last year we withdrew our resolution on the subject at Westinghouse after they agreed to end their stagger system of electing directors. Chemical Bank's management, to its credit, voluntarily ended theirs without a resolution.

          'Because of the normal need to find new directors and because of the environmental problems and many groups desiring to have directors who are qualified on the subject, we think that ending the stagger system of electing directors is the answer. It would also help to get a director on the board to see that a map is included in the proxy statement, since the meeting has moved to Bridgewater, New Jersey. Perhaps, arrangements can be made for transportation from New York, like Borden has done or to have a courtesy van from the nearest bus stop.


          'In addition, some recommendations have been made to carry out the Valdez 10 points. In our opinion, the 11th should be to end the stagger system of electing directors and to have cumulative voting.

          'Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder company. Thanks to AXA, the controlling French insurance company not wanting it, they will not have a staggered board.

          'If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.'

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION.

     In 1975 the stockholders of the Company voted overwhelmingly (holders of almost 94% of the shares voting) to amend the Certificate of Incorporation so as to provide for the classification of the Board of Directors. At present, the Board is divided into three classes, each class having a term of three years with the terms staggered so that one class of directors is elected each year. The Board believes that division of the directors into classes benefits the Company by insuring that experienced personnel familiar with the Company will be represented on the Board at all times. Continuity of Board membership facilitates stability of leadership and policy, permitting management to plan for a reasonable period of time into the future. An overwhelming majority of the stockholders voted against this proposal at the 1979, 1980, 1985, 1987, 1989, 1990, 1991, 1992 and 1993 Annual Meetings and the Board of Directors urges that you do so again.

     The affirmative vote of a majority of the shares represented in person or by proxy at the meeting would be required to approve this resolution. Subsequent to such approval, approval by the Board of Directors and then 80% of the stockholders would be required to amend the Certificate of Incorporation to effect the proposed action.

     PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED AGAINST THE ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE SPECIFIED IN THE PROXY.

     II. The Southern Regional Joint Board of the Amalgamated Clothing and Textile Workers Union, 1808 Swann Street N.W., Washington, D.C. 20009, which is the owner of 95 shares of Common Stock, have given notice that they intend to present the following resolution for action at the meeting.

          RESOLVED: That the stockholders of Phillips-Van Heusen Corporation (the 'Company') hereby request the Board of Directors to redeem the Preferred Stock Purchase Rights issued June 16, 1986, unless such Rights are approved by the affirmative vote of a majority of the outstanding shares at a meeting of stockholders held as soon as practical.

          They have submitted the following statement in support of this resolution:


          'This resolution received 47.6% of the vote last year.

          'In June 1986, the Company's Board of Directors authorized the distribution of Preferred Stock Purchase Rights ('rights' or 'right'). These rights are a type of corporate anti-takeover device commonly known as a poison pill.

          'Under its terms, one right was declared for each common share outstanding. Each right entitles stockholders to purchase, under certain conditions, one one-hundredth of a share of the Company's Series A Cumulative Participating Preferred Stock at a purchase price of $100. The rights will be exercisable only if more than 50% of the Company's assets or earning power is sold to an acquiror, or if a person or group acquires beneficial ownership of 20% or more of the common shares or has commenced or intends to commence a tender offer that, if consummated, would give the offeror 30% or more of the common shares. The Company may redeem the rights for $.05 per right subject to adjustment.

          'We believe the terms of the Preferred Stock Purchase Rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to buy the Company, we do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill type device.

          'We believe that stockholders should have the right to vote on the necessity of such a powerful tool which could be used to entrench existing management. The Company already has in place other devices for countering hostile takeover attempts, including a staggered board of directors.

          'Rights plans like our Company's have become increasingly unpopular in recent years. In 1993, a majority of stockholders at Allergen, Hartmarx and Bowater voted in favor of proposals asking management to repeal or redeem poison pills.

          'The effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that 'The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management.' Another more recent 1988 study by Professor Michael Ryngaert singled out rights plans such as ours for their negative effect on stockholder value.

          'In light of what can at best be described as the debatable economic benefit of our preferred share rights and the undeniably undemocratic way in which they were assigned to stockholders, we believe these rights should either be redeemed or voted on.

          'We urge stockholders to vote in favor of this resolution.'


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION.

     The Board of Directors has an obligation to all the Company's stockholders to prevent coercive tactics that could deprive them of a meaningful choice or vote with respect to their investment in the Company. In June 1986 the Board adopted the Company's Preferred Stock Purchase Rights Plan (the 'Rights Plan'). It was adopted so that, in a volatile takeover environment, the Board would be better positioned to take appropriate action to promote the best long-term and short-term interests of the Company and its holders, and to assist the Board in responding to any bidder who tries to take control of the Company unfairly or at an inadequate value.

     The Board of Directors continues to believe that the Rights Plan will assist it in fulfilling its traditional role of responding to and negotiating with prospective acquirors in an orderly and considered manner. The Rights Plan is intended to discourage potential acquirors from attempting to gain control of the Company through coercive means that are not in the stockholders' best interests. It will not prevent or interfere with a negotiated merger or other business combination which the Board deems to be in the best interest of the Company and its stockholders. The Rights Plan is designed to accomplish its objective by encouraging a potential bidder to negotiate with the Board to assess the fairness and adequacy of an offer. It is the Board's belief that rescission of the Plan may deprive the Company of potentially valuable protection against abusive takeover attempts.

     The Company's Plan is by no means unique and, in fact, is not unlike stockholder rights plans adopted by hundreds of corporations across the country over the past several years. The Board adopted the Company's Rights Plan as a legitimate exercise of its fiduciary duty to all stockholders, and believes that continuation of the Plan is appropriate as a means of maximizing and preserving the long-term value of the Company for all stockholders. A majority of the stockholders voted against this proposal at the 1993 Annual Meeting and the Board of Directors urges that you do so again.

     The approval of a majority of the shares of Common Stock present in person or represented by proxy at the meeting is required to adopt this resolution.

     PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED AGAINST THE ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                                 MISCELLANEOUS

     Any proposal of an eligible stockholder intended to be presented at the next Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than January 5, 1995.

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, Georgeson & Company, which is retained by the Company on a continuing basis at an annual fee not to exceed $6,000, will aid in the solicitation of proxies for the meeting.

     Copies of the 1993 Annual Report to Stockholders are being mailed to the stockholders simultaneously with this Proxy Statement. If you want to save the Company the cost of mailing more than one Annual Report to the same address, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select will be discontinued.

     THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JANUARY 30, 1994 UPON WRITTEN REQUEST TO:

     The Secretary
     Phillips-Van Heusen Corporation
     1290 Avenue of the Americas
     New York, New York 10104

                                          By order of the Board of Directors,
                                          PAMELA N. HOOTKIN
                                          Secretary

New York, New York
May 5, 1994

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PHILLIPS-VAN HEUSEN CORPORATION

1290 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10104-0101

    LAWRENCE S. PHILLIPS, BRUCE J. KLATSKY and IRWIN W. WINTER, or any of them, with power of substitution, are hereby authorized to represent the undersigned and to vote all shares of the Common Stock of PHILLIPS-VAN HEUSEN
CORPORATION held by the undersigned at the Annual Meeting of Stockholders to be held in Bridgewater, New Jersey, on June 14, 1994, and any adjournments thereof, on the matters printed on the reverse side.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED:


    o  FOR THE ELECTION OF ALL THE NOMINEES FOR DIRECTORS;
    o  FOR THE AMENDMENTS TO THE COMPANY'S 1987 STOCK OPTION PLAN;
    o  FOR THE APPOINTMENT OF AUDITORS; AND
    o  AGAINST THE STOCKHOLDER PROPOSALS.

                     (Continued, and to be dated and signed on the other side.)

/ /

THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 BELOW:

1. Election of Directors:       FOR all nominees listed below (except
                                as marked to the contrary below)     /X/

                                WITHHOLD AUTHORITY to vote for all
                                nominees listed below                /X/

   Nominees: Ellis E. Meredith, Lawrence S. Phillips, Peter J. Solomon, Irwin
   W. Winter

   Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

   -----------------------------------------------------------------------------

2. Amend the Company's 1987 Stock Option Plan to comply with the requirements of the Omnibus Budget Reconciliation Act of 1993.

   FOR /X/   AGAINST /X/   ABSTAIN /X/

3. Appointment of Auditors.

   FOR /X/   AGAINST /X/   ABSTAIN /X/

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5 BELOW:

4. Stockholder proposal to request the Board to provide that all directors be elected annually.

   FOR /X/   AGAINST /X/   ABSTAIN /X/

5. Stockholder proposal to request the Board to redeem the outstanding rights to purchase the Company's Series A Cumulative Participating Preferred Stock.

   FOR /X/   AGAINST /X/   ABSTAIN /X/

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                     Address Change
                                     and/or Comments   /X/


PROXY DEPARTMENT
NEW YORK, N.Y. 10203-0930

NOTE: The signature should agree with the name on your stock certificate. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:                                               , 1994
      -----------------------------------------------

- - ------------------------------------------------------------
                    Signature

- - ------------------------------------------------------------
            Signature, if held jointly


To vote, fill in (X) with black or blue ink only. /X/

                    APPENDIX FOR GRAPHIC AND IMAGE MATERIAL

     The preceding Proxy Statement, as it exists in its typeset/printed form, contains graphic and image material that is not ASCII-compatible. Therefore, in accordance with Rule 304 of Regulation S-T, each occurrence of graphic and image material has been replaced in this EDGAR filing with a fair and accurate narrative description of such material, which description may consist of, but is not restricted to, the use of charts or tables that provide data points and describe or interpret the data.

     The aforementioned narrative descriptions are included in the body of the Proxy Statement in this EDGAR filing at the points at which their graphic or image counterparts occur in the typeset/printed Proxy Statement. The following is a list of the omitted graphic or image material, cross-referenced to the location of its narrative description in the text of this EDGAR filing.

                                      LOCATION OF NARRATIVE DESCRIPTION
     OMITTED GRAPHIC OR IMAGE                  IN EDGAR FILING
- - -----------------------------------   ----------------------------------
Line graph entitled 'Performance
  Graph' .........................   Page 15 of the Proxy Statement
                                      under the heading 'Performance
                                      Graph'